UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 5, 2007

IMMUNOSYN CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	005-82677	20-5322896
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4225 Executive Square, Suite 260 La Jolla, California	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (858) 200-2320

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Investor Presentation

The Registrant has furnished previously in a filing on October 25, 2007 as an Exhibit to Form 8-K a copy of a presentation and script containing company information presented to two small groups of brokers in Salt Lake City, UT, on Wednesday, December 5, 2007.

Present at these meetings were Stephen D. Ferrone, CEO and President of Immunosyn Corporation, two representatives of Argyll Biotechnologies and guest speaker Alan Osmond of The Osmonds. Ferrone spoke about Immunosyn and Douglas A. McClain, Sr., the Chief Science Officer for Argyll Biotechnologies, talked about the science behind SF-1019. McClain gave Argyll Biotechnologies’ standard presentation, which is modeled after the video presentation found on Immunosyn’s website.  No handouts were provided.

Below is a summary of additional information provided to investors by Osmond.

Osmond was known by all those present. Nonetheless, Ferrone introduced him making everyone aware that Osmond is a shareholder of Immunosyn (which is also listed in the SB2 filing) but not a spokesperson for either company.  Osmond told everyone that he was there on his own to simply tell his individual story, which began over fifteen years ago when he was first diagnosed with Multiple Sclerosis. Osmond informed those in attendance that the best doctors in the country had tested him and all they had to tell him was there was no cure.  Osmond was diagnosed with Primary Progressive MS, which meant he would continue getting worse.  This news was hard on Osmond. In the succeeding years he began to lose his sense of smell, the use of his right hand, arm, leg and foot and finally his ability to perform.  He had to use a leg brace, a cane and eventually a wheelchair. Osmond has been on disability for years now and has spent this time traveling, seeking out and trying any treatment that showed promise, all without success.  According to Osmond, he has been poked and prodded, shocked, stuck and acupunctured… all without relief of symptoms.  Osmond said he had been prescribed cortisone but it affected his eyes and memory and made him drowsy and fuzzy headed.

A few years ago Osmond began to eat organic foods and supplements. He was referred to a holistic physician who introduced him to a doctor in England. After Osmond signed an informed consent form, the doctor treated him with an experimental research product as part of a preclinical human study that was being conducted. Osmond began to improve immediately from the initial injections and he continues to improve approximately two and a half years later.  He is presently treated with SF-1019 three times a week he and takes no other commercial MS drugs.

Osmond sees his Utah Neurologist who has performed MRIs, tracks his progress and is his current MS Doctor. Osmond described a scene from an earlier meeting attended by his doctor as his treatment with the drug progressed in which he suddenly put the fingers of both hands on a desk top and moved them as if he were nimbly playing a piano. This was something he simply could not do prior to his treatments with SF-1019. Osmond said his doctor was amazed.  Stating, “That’s not placebo.”  Osmond says he is walking now and occasionally uses a cane but not a wheel chair. He has the use of his right hand again and can finally raise his right arm high in a tribute salute that his family commonly uses on stage to end their performance. This action had been lost to Osmond years ago due to his MS.  Osmond also recently regained his sense of smell. He commented that he hopes to keep improving so he can speak out and help others who suffer from MS. Osmond believes his prayers to the Lord have been answered by leading him to SF-1019.  He says, “I can live again!” He just wants to tell others what SF-1019 has done for him and give people hope. Osmond continues to say, “I may have MS ... but, MS does NOT have me.”

 MATERIAL INFORMATION

Informed consent, in the UK, is an ongoing agreement by a person to receive treatment, undergo procedures or participate in research, after risks, benefits and alternatives have been adequately explained to them which allows for the participant to be treated with a drug in the UK that has not received regulatory approval .

SF-1019 has not been approved for use in the US by the FDA, nor has it been approved for use by any regulatory body in any other country.

Immunosyn’s Scientific Advisory Board believes that research suggests that SF-1019 has the potential to affect a number of clinical conditions including complications from auto-immune disorders such as Multiple Sclerosis (MS). However, Argyll Biotechnologies is not currently engaged in nor are there any immediate plans for clinical trials directly relating to MS.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOSYN CORPORATION

Date: January 8, 2008	By:	/s/ Stephen D. Ferrone,
Stephen D. Ferrone,
President